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                                                                  Exhibit 10.3


                       FORM OF INSURANCE MATTERS AGREEMENT

                                 by and between

                   U.S. Bancorp and Piper Jaffray Corporation

                           Dated as of _________, 2003


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                  This INSURANCE MATTERS AGREEMENT, dated as of [ ], 2003, by and between U.S. Bancorp, a Delaware corporation ("Parent"), and Piper Jaffray Companies, a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("Piper Jaffray", and together with Parent, the "Parties" and each a "Party").

                  WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to separate Parent's existing businesses into two independent companies;

                  WHEREAS, in furtherance of the foregoing, Parent and Piper Jaffray have entered into a Separation and Distribution Agreement, dated as of the date hereof (the "Separation and Distribution Agreement"), and other ancillary agreements that will govern certain matters relating to the Separation and the relationship of Parent, Piper Jaffray and their respective Subsidiaries following the Distribution Date; and

                  WHEREAS, pursuant to the Separation and Distribution Agreement, the Parties have agreed to enter into this Agreement for the purpose of setting forth certain agreements regarding insurance matters.

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

                            ARTICLE I -- Definitions

                  Capitalized terms used in this Agreement that are not defined in Article I or other provisions of this Agreement shall have the meanings assigned to them in the Separation and Distribution Agreement.

                  1.1. "Agreement" means this Insurance Matters Agreement, including all the Schedules hereto.

                  1.2. "Current Parent Policies" means Property and Casualty insurance policies that insure Parent and one or more of its Subsidiaries or Affiliates and that have policy periods that begin before and end after the Distribution Date.

                  1.3. "Other Policies" means Property and Casualty insurance policies with policy periods that begin and end before the Distribution Date and that provide insurance coverage to Parent or one or more of its Subsidiaries or Affiliates as a result of the acquisition of assets or shares of, or mergers or consolidations with, other Persons that had previously purchased such policies or that had succeeded to rights to obtain coverage from such policies prior to the time of the acquisition, merger or consolidation by or with Parent or one or more of its Subsidiaries or Affiliates.

                  1.4. "Prior Parent Policies" means Property and Casualty insurance policies with policy periods that begin and end before the Distribution Date that provide insurance coverage to Parent or one or more of its Subsidiaries or Affiliates and that are neither Current Parent Policies nor Other Policies.


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                  1.5.     "Property and Casualty" means property and casualty
as that term is commonly used in the insurance business and includes but is not limited to liability policies (such as directors and officers liability policies, employment practices liability policies, errors and omissions liability policies, general liability policies), first party property policies, crime and bond policies, mail policies, Excess SIPIC policies, excess securities policies, and workers compensation policies.

                      ARTICLE II -- Current Parent Policies

                  2.1. With respect to the Current Parent Policies listed in Schedule A to this Agreement, which were issued for the period from August 1, 2003 to August 1, 2004, Parent hereby agrees, to the extent permitted by the insurance policy or insurance contract and upon request by Piper Jaffray, to provide the Piper Jaffray Group such insurance with respect to the Piper Jaffray Liabilities as is afforded by those policies to the extent that Parent has the right to do so without paying or incurring any additional premium or costs under those policies. Prior to the currently scheduled expiration date of those policies, August 1, 2004, unless earlier terminated by the applicable insurer, Parent shall not cancel, terminate or amend those policies in a manner that materially and adversely affects coverage for Piper Jaffray or the Piper Jaffray Group. Prior to the Distribution Date, Piper Jaffray shall use its commercially reasonable efforts to obtain written confirmation from the insurers that issued those policies that Piper Jaffray and the Piper Jaffray Group shall continue to be "Insured(s)" under those policies (as the term "Insured(s)" is defined in those policies) from the Distribution Date to August 1, 2004. In the event that Parent does not have the right to make Piper Jaffray and the Piper Jaffray Group "Insureds" under those policies (or the insurers refuse to provide confirmation of Parent's right to do so), Piper Jaffray shall at its own expense obtain replacement coverage (or bear the risk that such coverage is not available under the Current Parent Policies) and Parent shall not be directly or indirectly liable for any failure on the part of Piper Jaffray to obtain coverage or receive reimbursement under such policies from the insurers.

                  2.2. With respect to the Current Parent Policies listed in Schedule B to this Agreement, the period of such policies shall be deemed to end as of the Distribution Date insofar as Piper Jaffray and the Piper Jaffray Group are concerned, and Piper Jaffray and the Piper Jaffray Group shall have no right to extend the period for reporting claims, circumstances or occurrences under such policies. Piper Jaffray shall use commercially reasonable efforts to obtain, for the period commencing with the Distribution Date, replacement insurance policies for risks that would otherwise have been covered by such policies, or shall self-insure such risks and Parent shall not be directly or indirectly liable for any failure on the part of Piper Jaffray to insure for such risks.

                  2.3. With respect to the coverage of the type provided by Current Parent Policies, Piper Jaffray shall use commercially reasonable efforts to obtain its own separate replacement policies that provide substantially equivalent coverage with commercially appropriate limits for the period commencing with the Distribution Date. Piper Jaffray shall inform Parent about the replacement policies that it plans to obtain, and, with respect solely to the first set of replacement policies obtained for the period


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commencing with the Distribution Date, obtain the consent of Parent to the type of coverage and the limits obtained by Piper Jaffray, provided that Parent may not unreasonably withhold such consent.

       ARTICLE III -- Rights in Policies with Inception Dates Prior to the
                               Distribution Date

                  3.1. As of the Distribution Date, Parent and the Parent Group assign to Piper Jaffray and the Piper Jaffray Group all rights to insurance coverage provided for Piper Jaffray Liabilities under the Current Parent Policies, Prior Parent Policies and Other Policies in accordance with the terms of such policies and applicable principles of law and equity to the fullest extent necessary or permitted under the law, subject to the applicable limits of such policies.

                  3.2. As of the Distribution Date, Parent and the Parent Group retain all rights to insurance coverage provided for Parent Liabilities under the Current Parent Policies, Prior Parent Policies and Other Policies in accordance with the terms of such policies and applicable principles of law and equity to the fullest extent necessary or permitted under the law, subject to the applicable limits of such policies.

                  3.3. For purposes of the exhaustion of any limits that apply to coverage available under Current Parent Policies, Prior Parent Policies or Other Policies, amounts shall be allocated to the policies on a first come/first served basis. That means that amounts covered by such policies shall be allocated to such policies in the order in which such amounts were paid by or on behalf of Parent or the Parent Group, or Piper Jaffray or the Piper Jaffray Group, with respect to the Parent Liabilities or the Piper Jaffray Liabilities, respectively. Where the policies provide coverage with respect to the Parent Liabilities or the Piper Jaffray Liabilities for amounts that are not paid by or on behalf of Parent or the Parent Group, or Piper Jaffray or the Piper Jaffray Group, such as for example in the case of first party coverage for the value of property that is destroyed but not replaced, amounts shall be allocated to policies in the order in which the relevant losses occurred.

            ARTICLE IV -- Self-Insured Retentions and Related Matters

                  4.1. With respect to Parent Liabilities, Parent shall pay or cause to be paid any self-insured retentions, deductibles, retrospective premiums or other amounts payable by an insured that apply under Current Parent Policies, Prior Parent Policies or Other Policies. With respect to such liabilities, Parent shall also pay amounts that are not otherwise covered by the Current Parent Policies, Prior Parent Policies or Other Parent Policies. In addition, to the extent that there is any obligation after the Distribution Date to provide or continue to provide security or collateral to any insurer with respect to Parent Liabilities, Parent shall provide or cause to be provided such security or collateral and pay or cause to be paid the cost of doing so.

                  4.2. With respect to Piper Jaffray Liabilities, Piper Jaffray shall pay or cause to be paid any self-insured retentions, deductibles, retrospective premiums or other amounts payable by an insured that apply under Current Parent Policies, Prior Parent


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Policies or Other Policies. With respect to such liabilities, Piper Jaffray shall also pay amounts that are not otherwise covered by the Current Parent Policies, Prior Parent Policies or Other Parent Policies. In addition, to the extent that there is any obligation after the Distribution Date to provide or continue to provide security or collateral to any insurer with respect to Piper Jaffray Liabilities, Piper Jaffray shall provide or cause to be provided such security or collateral and pay or cause to be paid the cost of doing so.

                  4.3. To the extent that Parent continues after the Distribution Date to make any payments or incur any costs that Piper Jaffray is obligated to make or incur under Section 4.2, for any reason, including as a result of contractual obligations or for the purpose of ensuring a smooth transition, Piper Jaffray shall promptly reimburse Parent for the amount of such payments or costs. Similarly, to the extent that Piper Jaffray continues after the Distribution Date to make any payments or incur any costs that Parent is obligated to make or incur under Section 4.1, for any reason, including as a result of contractual obligations or for the purpose of ensuring a smooth transition, Parent shall promptly reimburse Piper Jaffray for such payments or costs.

                  4.4. To the extent that Parent continues after the Distribution Date to provide security or collateral to any insurer with respect to Piper Jaffray Liabilities, Piper Jaffray shall: (a) use commercially reasonable efforts, in cooperation with Parent, to persuade the insurer to release Parent from such obligation and to substitute security or collateral from Piper Jaffray; (b) to the extent requested to do so by Parent, until Parent is released from such obligations, provide Parent at the expense of Piper Jaffray with equivalent security or collateral; (c) reimburse Parent for the cost of continuing to provide such security or collateral; and (d) to the extent not satisfied by the security or collateral contemplated by subsection (b), at Parent's option either pay on behalf of Parent any collateral or security amounts that become due with respect to Piper Jaffray Liabilities or promptly reimburse Parent for security or collateral amounts paid by Parent with respect to such liabilities.

                  4.5. For purposes of the exhaustion of any limits that apply to self-insured retentions, deductibles, retrospective premiums or other amounts payable by an insured that apply under Current Parent Policies, Prior Parent Policies or Other Policies, amounts shall be allocated to such limits on a first come/first served basis. That means that amounts shall be allocated to such limits in the order in which such amounts were paid by or on behalf of Parent or the Parent Group, or Piper Jaffray or the Piper Jaffray Group, with respect to the Parent Liabilities or the Piper Jaffray Liabilities, respectively. Where the limits with respect to the Parent Liabilities or the Piper Jaffray Liabilities apply to amounts that are not paid by or on behalf of Parent or the Parent Group, or Piper Jaffray or the Piper Jaffray Group, such as for example in the case of first party coverage for the value of property that is destroyed but not replaced, amounts shall be allocated to such limits in the order in which the relevant losses occurred.

                  4.6. Piper Jaffray, on its own behalf and on behalf of the Piper Jaffray Group, and their directors, officers and employees, hereby agrees that insurance policies issued by Midwest Indemnity Inc. do not provide any insurance coverage to Piper Jaffray


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or any member of the Piper Jaffray Group or any of the directors, officers or employees of the foregoing in their capacity as such.

                  4.7. With respect to Piper Jaffray Liabilities that are insured under Current Parent Policies, Other Policies, and Prior Parent Policies issued by commercial insurers who are entitled to reinsurance or indemnification for such liabilities in whole or in part from Parent or a member of the Parent Group, Piper Jaffray shall: (a) use commercially reasonable efforts, in cooperation with Parent, to persuade the insurer to release Parent and the Parent Group from such reinsurance or indemnification obligation and substitute a reinsurance or indemnification obligation from Piper Jaffray or one of the Piper Jaffray Subsidiaries; (b) until Parent and the Parent Group are released from such obligations, provide Parent at the expense of Piper Jaffray with commercially reasonable security or collateral; and (c) to the extent not satisfied by the security or collateral contemplated by subsection (b), at Parent's option either pay on behalf of Parent any reinsurance or indemnification amounts that become due with respect to Piper Jaffray Liabilities or promptly reimburse Parent for reinsurance or indemnification amounts paid by Parent or the Parent Group with respect to such liabilities.

      ARTICLE V -- Cooperation With Respect to Claims and Insurance Matters

                  5.1. With respect to Parent Liabilities, Parent shall have the right and the responsibility to provide appropriate notice to insurers, administer claims to the extent necessary or appropriate, submit claims to insurers for payment, negotiate coverage questions that may arise, and to arbitrate, litigate and/or compromise coverage disputes and Parent shall not incur any liability for the failure to do any of the above.

                  5.2. With respect to Piper Jaffray Liabilities, with respect only to Current Parent Policies and Prior Parent Policies, Parent shall have the right but not the obligation to provide appropriate notice to insurers, submit claims to insurers for payment, negotiate coverage questions that may arise, and to arbitrate, litigate and/or compromise coverage disputes. Piper Jaffray shall give prompt written notice to Parent of all claims or losses that are potentially eligible for coverage under Current Parent Policies and Prior Parent Policies or that have the potential to reduce deductibles or self-insured retentions applicable to such policies. Piper Jaffray shall reimburse Parent for out-of-pocket costs, expenses and fees, including attorneys fees, reasonably incurred by Parent for services performed by Parent pursuant to this section in connection with Piper Jaffray Liabilities. In the event that Parent elects not to exercise its rights under this section with respect to particular claims or losses after having received notice of such claims or losses from Piper Jaffray, Parent shall promptly notify Piper Jaffray of that election so that Piper Jaffray may exercise its rights and responsibilities with respect to such claims or losses under section 5.3, below.

                  5.3. With respect to Other Policies, and to the extent that Parent chooses not to do so under Current Parent Policies and Prior Parent Policies, Piper Jaffray shall have the right and the responsibility with respect to Piper Jaffray Liabilities to provide appropriate notice to insurers, administer claims to the extent necessary or


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appropriate, submit claims to insurers for payment, negotiate coverage questions that may arise, and to arbitrate, litigate and/or compromise coverage disputes.

                  5.4. (a) Parent and Piper Jaffray shall cooperate with each other, and use commercially reasonable efforts to take or cause to be taken all appropriate actions required of such Party, and to do or cause to be done all things necessary or appropriate to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby, including the execution of any additional documents or instruments of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof, and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from time to time consistent with the terms of this Agreement; provided however, that nothing herein shall require Parent to incur any additional premiums or costs with respect to the Current Parent Policies, Prior Parent Policies or Other Policies.

                  (b)      By way of enumeration of and not of limitation:

                           (i)      each Party shall provide copies of insurance
policies (to the extent that copies are available) or evidence of the existence of insurance (where actual copies of the policies are not available), to the other to the extent reasonably required to effectuate the provisions and purposes of this Agreement;

                           (ii)     each Party shall provide the other with
information reasonably necessary or helpful to either Party in connection with its efforts to obtain insurance coverage pursuant to and in accordance with the terms of this Agreement or to purchase new insurance policies, including information about the relevant portions of prior underwriting submissions, past and current claims and losses, subject to any confidentiality restrictions regarding such information, claims and losses;

                           (iii)    each Party shall provide information to the
other about exhaustion of policy limits and amounts applied to the limits of policies or self-insured retentions or other limits which are discussed in this Agreement that are potentially applicable to both, and the basis for the application of such amounts to such limits, so that each Party can monitor the exhaustion of such limits; and

                           (iv)     subject to Sections 5.2 and 5.3, each Party
shall execute further assignments or allow the other to pursue claims in its name (subject to appropriate written notice of the fact that it is doing so and a description of the reasons why it is doing so), including by means of arbitration or litigation, to the extent necessary or helpful to the other Party's efforts to obtain insurance coverage to which it is entitled under this Agreement.

                  5.5. Parent and Piper Jaffray shall reimburse each other for out-of-pocket costs, expenses and fees, including but not limited to attorneys' fees, reasonably incurred in connection with providing cooperation and assistance to the other pursuant to Section 5.4. Where particular costs, expense or fees are expected to exceed $10,000, Parent and


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Piper Jaffray shall use commercially reasonable efforts to provide estimates of such costs, expenses or fees to each other prior to the time that they are incurred.

                  5.6. In the event of any arbitration or litigation with any insurers concerning any Current Parent Policy, Prior Parent Policy or Other Policy that potentially provides coverage for both Parent Liabilities and Piper Jaffray Liabilities (as determined in good faith by the Party which is initiating or the subject to such arbitration or litigation), Parent and Piper Jaffray shall provide prompt written notice to each other of the initiation of such arbitration or litigation. In the event that such an arbitration or litigation is initiated by Parent or Piper Jaffray, each Party shall notify the other in writing at least 60 days prior to the initiation of such proceeding (unless it is not reasonably possible to do so without prejudicing the effort of such Party to obtain coverage). The Party receiving any such notice pursuant to this Section 5.6 shall preserve the confidentiality of that information and use it for no purpose other than conferring with the other Party and, subject to
Section 5.2, considering whether or not it should join that proceeding as a party or an amicus, or institute another proceeding against one or more insurers in the same or some different forum at some time after the first proceeding has been initiated.

                  5.7. With respect to the application of the first come/first served principles set forth in Sections 3.3 and 4.5, Parent and the Parent Group, and Piper Jaffray and the Piper Jaffray Group, shall act in good faith and avoid taking any actions for the purpose or with the intention of accelerating or delaying claims payments or losses in order to obtain some advantage with respect to the exhaustion of applicable limits. In addition, Piper Jaffray and the Piper Jaffray Group shall not enter into any written settlement agreement with any insurer that has the effect of reducing limits that would otherwise be potentially available under this Agreement to Parent or the Parent Group without first giving Parent at least 60 days advance written notice of its intention to enter into such settlement accompanied by a copy of the proposed settlement so that the Parent may have an opportunity to consider the impact of such proposed settlement on its interests. Parent and Piper Jaffray agree to consult with each other and negotiate in good faith about any such impact.

                  5.8. Notwithstanding anything in this Agreement to the contrary (including Section 5.7), neither Parent nor any member of the Parent Group shall have any right to provide any release under a Current Parent Policy, a Prior Parent Policy or any Other Policy with respect to any rights that Piper Jaffray or any member of the Piper Jaffray Group may have under that policy under this Agreement, without the prior written consent of Piper Jaffray.

                  5.9. Notwithstanding anything in this Agreement to the contrary (including Section 5.7), neither Piper Jaffray nor any member of the Piper Jaffray Group shall have any right to provide any release under a Current Parent Policy, a Prior Parent Policy or an Other Policy with respect to any rights that Parent or any member of the Parent Group may have under that policy under this Agreement, without the prior written consent of Parent.


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                  5.10.    Parent and Piper Jaffray agree to preserve the
confidentiality of any information relating to claims and losses, and efforts to recover insurance therefore in accordance with the provisions of Section 6.8 of the Separation and Distribution Agreement.

                   ARTICLE VI -- Certain Specified Liabilities

                  6.1. Piper Jaffray has entered into a settlement agreement (the "Global Settlement") with certain federal and state regulators relating to alleged conflicts of interest or other allegedly wrongful acts involving relationships between securities analysis and investment banking services. In the event that the Global Settlement is approved, Piper Jaffray will become obligated to pay (a) fines and penalties in the amount of $12.5 million; (b) a restitution payment in the amount of $12.5 million; and (c) $7.5 million for the cost of independent market research. Piper Jaffray has established a reserve on its books in the amount of $32.5 million to pay these amounts. In connection with the Contribution, Parent has contributed capital to Piper Jaffray to enable it to establish this reserve. In the event that any insurer provides coverage to Parent, any Parent Subsidiary, Piper Jaffray or any Piper Jaffray Subsidiary for all or any part of this $32.5 million amount or any defense costs paid in connection with the investigation conducted by the regulators or the negotiation of a settlement with the regulators, the amount of such insurance proceeds, net of the costs, expenses and fees (including attorneys' fees) actually incurred in connection with the recovery of such proceeds, shall be allocated as specified in Sections 6.3 and 6.4.

                  6.2. In addition to the claims described in Section 6.1, the Parties have agreed that in the event insurance recoveries are received or paid out in respect of any Specified Liabilities (as defined in the Separation and Distribution Agreement), the Parties shall allocate such recoveries (net of the costs, expenses and fees (including attorneys' fees) actually incurred in connection with the recovery of such proceeds) in accordance with Section 6.3.

                  6.3. Except as provided in Section 6.4, the insurance proceeds received with respect to the Global Settlement or any Specified Liabilities, in each case, net of any costs, expenses and fees (including attorneys' fees) actually incurred in connection with the recovery of such proceeds shall be allocated as follows:

                  (a) Parent and Piper Jaffray shall first be reimbursed for any out-of-pocket defense costs that each actually incurred in connection with such Specified Liabilities (if the insurance recoveries with respect to Global Settlement and Specified Liabilities are not sufficient to reimburse each for the full amount of its out-of-pocket defense costs, the recoveries shall be shared in proportion to the amount of out-of-pocket defense costs actually paid by each with respect to the Specified Liabilities);

                  (b) to the extent that there are any remaining insurance recoveries after Parent and Piper Jaffray have been reimbursed for their defense costs pursuant to subsection (a), such amounts shall next be used to reimburse Piper Jaffray for any settlement or judgment amounts that it has paid in connection with Specified Liabilities


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that were not indemnified by Parent as a result of exhaustion of the $17.5 million maximum limit on Parent's indemnification obligation for such liabilities; and

                  (c) to the extent that there are any remaining insurance recoveries after allocations have been made pursuant to subsections (a) and (b) above, such remainder shall be allocated and belong to Parent. Piper Jaffray shall, promptly upon the receipt of any payment of all or any portion of such remainder, pay such amount over to Parent. Until making such payment to Parent, Piper Jaffray shall hold such amounts in trust for Parent and not for its own account.

                  6.4. In the event of a Change in Control of Piper Jaffray, any net insurance proceeds received with respect to the Global Settlement that have not already been paid to or on behalf of Piper Jaffray pursuant to section 6.3 as of the effective date of such Change in Control shall belong to Parent, and Piper Jaffray shall have no right to receive or benefit from any portion of such proceeds, including as an element in the calculations set forth in Section 6.3. Piper Jaffray shall, promptly upon the receipt of any payment of or receipt of the benefit of any payment on its behalf of all or any portion of such net insurance proceeds, pay such amount over to Parent. Until making such payment to Parent, Piper Jaffray shall hold such amounts in trust for Parent and not for its own account.

                         ARTICLE VII -- Other Provisions

                  7.1. NOTICES. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the Party as shall have been previously specified in writing to the other Party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the Party as shall have been previously specified in writing to the other Party) with follow-up copy by reliable overnight courier service the next Business Day:

                  (a)      if to Piper Jaffray, to:

                           Piper Jaffray Companies
                           800 Nicollet Mall
                           Minneapolis, Minnesota 55402
                           Attention:  General Counsel
                           Fax:  (612) 303-1772

                  (b)      if to Parent, to:


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                           U.S. Bancorp
                           800 Nicollet Mall
                           Minneapolis, Minnesota 55402
                           Attention:  General Counsel
                           Fax: (612) 303-0898

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (Minneapolis, Minnesota time) and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

                  7.2. AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Parties. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or the failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any insurance policy or any other contract or policy of insurance.

                  7.3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

                  7.4. ENTIRE AGREEMENT. The Separation and Distribution Agreement, this Agreement, the other Ancillary Agreement and the Schedules hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.

                  7.5. ASSIGNMENT. This Agreement may not be assigned by either Party without the written consent of the other Party and any attempted assignment shall be null and void.

                  7.6. BINDING NATURE; THIRD-PARTY BENEFICIARIES. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.


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                  7.7.     SEVERABILITY. This Agreement shall be deemed
severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that such restriction may be enforced to the maximum extent permitted by applicable law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility, or breaching any terms, conditions or provisions of any insurance policies. If it is determined that any action undertaken pursuant to the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation or any term, condition or provision of any insurance policy, the parties agree to work together to do whatever is necessary to comply with such law or regulation or insurance policy term condition or provision while trying to accomplish, as much as possible, the allocation of financial obligations as intended in the Separation and Distribution Agreement, this Agreement and any other Ancillary Agreement.

                  7.8. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts or choice of laws, or any other law that would make the laws of any jurisdiction other than Delaware applicable.

                  7.9. REIMBURSEMENT. In order to obtain reimbursement of amounts due under this Agreement, Parent or Piper Jaffray, as the case may be, shall send a written request for such reimbursement in accordance with Section 7.1, together with such information as is reasonably required to support its request for reimbursement; provided, however, that to the extent this Agreement contemplates the automatic reimbursement of or payment with respect to certain matters, no notice shall be required. Payment shall be due 30 days after receipt of such request and supporting information or promptly if no notice is required. If there are questions or disputes about certain amounts for which reimbursement is requested, payment should be made on a timely basis with respect to other amounts. With respect to all amounts that are ultimately determined to be owed under this Agreement -- either by agreement or through litigation -- but that were not paid in full within 30 days after the date of receipt of the original request for reimbursement and supporting information or promptly if no notice is required, interest at the prime rate published by Citibank N.A. from time to time, compounded monthly, shall be owed for the period beginning from 30 days after the date of receipt of the original request for reimbursement and supporting information, or [10] days if no notice is required until the date of payment.

                  7.10. RIGHT OF SETOFF. With respect only to amounts that may become due pursuant to and in accordance with the terms of this Agreement, Parent and the


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Parent Subsidiaries may deduct from, set off, hold back or otherwise reduce against any such amounts Parent or the Parent Subsidiaries or their Affiliates may owe, pursuant to the terms of this Agreement, Piper Jaffray, the Piper Jaffray Subsidiaries, or their respective Affiliates any such amounts owed by Piper Jaffray or the Piper Jaffray Subsidiaries or their respective Affiliates to Parent or the Parent Subsidiaries or their respective Affiliates. In no event shall Parent and the Parent Subsidiaries deduct from, set off, hold back or otherwise reduce any such amounts from accounts of, or funds on deposit, of Piper Jaffray, the Piper Jaffray Subsidiaries, or their respective Affiliates with Parent and the Parent Subsidiaries.

                  7.11. REPRESENTATIONS. Parent represents on behalf of itself and each other member of the Parent Group and Piper Jaffray represents on behalf of itself and each other member of the Piper Jaffray Group as follows:

                  (a) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement; and

                  (b) this Agreement has been duly executed and delivered by such Person and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party).

                  7.12. NO LIABILITY. Piper Jaffray does hereby, for itself and as agent for each other member of the Piper Jaffray Group, agree that no member of the Parent Group or any Parent Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Parent and its Subsidiaries as in effect at any time prior to the Distribution Time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

                  7.13. HEADINGS. The table of contents, and the article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                       U.S. Bancorp

                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       Piper Jaffray Companies

                                       By:
                                          --------------------------------------

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                                       Name:
                                       Title: